Exhibit 99.1

N E W S  R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2017 FIRST QUARTER RESULTS

•	Generated First Quarter Net Income of $180 Million, or $1.36 Per Share
•	First Quarter Comparable-Store Sales Increased 0.5 Percent
•	March and April Comparable Store Sales Up High-Single Digits

NEW YORK, NY, May 19, 2017 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its first quarter ended April 29, 2017.

First Quarter Results

Net income for the Company’s first quarter ended April 29, 2017 was $180 million, or $1.36 per share, compared with net income of $191 million, or $1.39 per share in the same period of 2016.

First quarter comparable-store sales increased 0.5 percent. Total sales increased 0.7 percent, to $2,001 million this year, compared with sales of $1,987 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the first quarter increased 1.8 percent. The Company’s gross margin rate decreased to 34.0 percent of sales from 35.0 percent a year ago, and the selling, general, and administrative expense rate increased 30 basis points to 18.5 percent of sales.

“The first quarter was one of our most profitable quarters ever, but it did fall short of our original expectations,” said Richard Johnson, Chairman of the Board and Chief Executive Officer. “The slow start we experienced in February, which we believe was largely due to the delay in income tax refunds, was unfortunately not fully offset by much stronger sales in March and April. Nonetheless, we believe our banners remain at the center of a vibrant sneaker culture. We are confident that our customers have not lost their tremendous appetite for athletic footwear and apparel and that our position in the industry is stronger than ever.”

Financial Position

At April 29, 2017, the Company’s merchandise inventories were $1,279 million, 1.5 percent higher than at the end of the first quarter last year. Using constant currencies, inventory increased 2.8 percent. The Company’s cash totaled $1,049 million, while the debt on its balance sheet was $127 million. The Company spent $38 million to repurchase 546 thousand shares during the quarter and paid a quarterly dividend of $0.31 per share.

“Our overall financial position remains very strong,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “In addition, the tight inventory discipline we have maintained over the last several years is serving us well now, because even with first quarter sales that ran below expectations, we believe our inventory is still well positioned to drive improved top line results over the balance of the year. At the same time, we are aggressively reviewing and implementing opportunities to lower expenses as we work to achieve a mid-single digit EPS increase for the full year.”

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Store Base Update

During the first quarter, the Company opened 30 new stores, remodeled or relocated 61 stores, and closed 39 stores. As of April 29, 2017, the Company operated 3,354 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 62 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 15 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EDT) today, May 19, 2017, to review these results and discuss the outlook for the remainder of 2017, and comment on the status of its current initiatives. This conference call may be accessed live by dialing 1-800-749-1342 (U.S. and Canada) or +44 203-300-0091 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through June 2, 2017.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2016 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended April 29, 2017 and April 30, 2016

(In millions, except per share amounts)

	First Quarter 2017	First Quarter 2016
Sales	$2,001	$1,987

Cost of sales	1,321	1,291
SG&A	371	361
Depreciation and amortization	41	39
Interest expense, net	-	-
Other income	(1)	(2)
	1,732	1,689

Income before taxes	$269	$298
Income tax expense	89	107
Net income	$180	$191

Diluted EPS	$1.36	$1.39

Weighted-average diluted shares outstanding	132.6	137.8

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	April 29, 2017	April 30, 2016
Assets

CURRENT ASSETS
Cash and cash equivalents	$1,049	$1,062
Merchandise inventories	1,279	1,260
Other current assets	294	270
	2,622	2,592

Property and equipment, net	792	706
Deferred tax assets	162	182
Other assets	301	278
	$3,877	$3,758

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$208	$230
Accrued and other liabilities	327	347
Current portion of capital lease obligations	-	1
	535	578

Long-term debt and obligations under capital leases	127	128
Other liabilities	393	377
SHAREHOLDERS’ EQUITY	2,822	2,675
	$3,877	$3,758

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 28, 2017	Opened	Closed	April 29, 2017	Relocations/ Remodels
Foot Locker US	948	2	12	938	17
Foot Locker Europe	622	4	5	621	14
Foot Locker Canada	119	-	2	117	-
Foot Locker Asia Pacific	95	2	1	96	6
Kids Foot Locker	411	12	1	422	10
Lady Foot Locker	124	-	7	117	-
Champs Sports	545	2	2	545	6
Footaction	261	6	6	261	8
Runners Point	122	-	1	121	-
Sidestep	86	-	2	84	-
SIX:02	30	2	-	32	-
Total	3,363	30	39	3,354	61

Selling and gross square footage are as follows:

	January 28, 2017		April 29, 2017
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,453	4,250	2,449	4,253
Foot Locker Europe	907	1,971	911	1,969
Foot Locker Canada	265	432	262	424
Foot Locker Asia Pacific	134	220	137	228
Kids Foot Locker	688	1,175	716	1,220
Lady Foot Locker	167	280	159	267
Champs Sports	1,930	2,978	1,933	2,990
Footaction	786	1,309	804	1,343
Runners Point	162	267	154	265
Sidestep	81	135	77	133
SIX:02	61	101	65	109
Total	7,634	13,118	7,667	13,201

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